Exhibit 99.1

FOR IMMEDIATE RELEASE

ECHELON ADOPTS TAX BENEFIT PRESERVATION PLAN TO PROTECT ITS NET OPERATING LOSS CARRYFORWARDS

SANTA CLARA, CA – April 26, 2016 – Echelon Corporation (NASDAQ: ELON) (the “Company”) announced today that its Board of Directors has adopted a Tax Benefit Preservation Plan (the “Plan”) designed to preserve the value of its significant net operating loss carryforwards (“NOLs”) in relation to the potential limitations under Section 382 of the Internal Revenue Code (“Section 382”).

Echelon has federal NOLs totaling approximately $250 million as of December 31, 2015. Pursuant to U.S. federal income tax rules, Echelon’s use of those tax assets (the “Tax Benefits”) could be substantially limited if the Company experiences an “ownership change” (as defined in Section 382). In general, an ownership change occurs if there is a cumulative change in Echelon’s ownership by “5 percent shareholders” that increases by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years on a rolling basis. The Company noted that the Plan is designed to serve the interests of all stockholders by helping to protect the Company’s ability to use its net operating losses to offset future tax liabilities and is similar to plans adopted by many other public companies with significant tax attributes.

Company CEO Ron Sege stated, “The Company has a significant asset in its NOLs and the Board took this prudent step to protect this asset. The Plan is designed to maximize value to all our stockholders.”

In connection with the adoption of the Plan, the Board of Directors has declared a non-taxable dividend of one preferred share purchase right (a “Right”) for each outstanding share of Echelon common stock to the Company’s stockholders of record as of the close of business on May 6, 2016. After the Plan takes effect, any person or group that acquires beneficial ownership of 4.99% or more of the Company’s common stock without Board approval would be subject to significant dilution in the ownership interest of that person or group. Stockholders who currently own 4.99% or more of the outstanding shares of Echelon common stock will not trigger the preferred share purchase rights unless they acquire additional shares.

The Rights expire on the earliest of (i) 5:00 p.m., New York City time, on April 25, 2017 (unless such date is extended); (ii) the redemption or exchange of the Rights; (iii) the close of business on the effective date of the repeal of Section 382 or any other change if the Board of Directors, in its sole discretion, determines that the Plan is no longer necessary or desirable for the preservation of the Tax Benefits; (iv) the time at which the Board of Directors determines that the Tax Benefits are fully utilized or no longer available pursuant to Section 382 or that an ownership change pursuant to Section 382 would not adversely impact in any material respect the time period in which the Company could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by the Company in any particular time period, for applicable tax purposes; or (v) a determination by the Board of Directors, in its sole discretion and prior to the date on which the Rights become exercisable, that the Plan and the Rights are no longer in the best interests of the Company and its stockholders.

The issuance of the Rights will not affect Echelon’s reported earnings per share, nor is it taxable to Echelon or its stockholders.

Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Echelon will file with the Securities and Exchange Commission.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON), a pioneer in developing open-standard control networking platforms, delivers elements necessary to design, install, monitor and control industrial-strength ‘communities of devices’ within the lighting, building automation, Internet of Things and related markets worldwide. Echelon sells its lighting products under the Lumewave by Echelon brand and its building automation and other IIoT-related products as part of its IzoT™ platform. With more than 100 million Echelon-powered devices installed worldwide, Echelon helps its customers easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. Echelon helps its customers reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at http://iiot.echelon.com, or www.echelon.com and at the company’s blog at blog.echelon.com.

Echelon, Echelon logo, LumInsight and Lumewave by Echelon are trademarks of Echelon Corporation that may be registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Echelon advises caution in reliance on forward-looking statements, which speak only as of the date hereof. Forward looking statements include, without limitation, the Company’s opportunities for future growth. Actual results could differ materially from those projected in forward-looking statements as a result of a number of risks and uncertainties. Such risks and uncertainties, include, but are not limited to, risks associated with the continued development and growth of markets for Echelon’s products; failure to achieve revenue estimates or maintain expense controls; circumstances that may delay the time frame for achieving our business outlook; the timely development of Echelon’s products and services and the ability of those products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in Echelon’s SEC filings. The discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission, including reports on its most recently filed Form 10-K and Form 10-Q. All forward-looking statements are qualified in their entirety by this cautionary statement, and Echelon undertakes no obligation to revise or update the forward-looking statements contained herein.

Investor Relations Contact:

StreetSmart Investor Relations

Annie Leschin, +1 415-775-1788

annie@streetsmartir.com